SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 15, 2003

Pharmaceutical Formulations, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-11274 (Commission File Number)	22-2367644 (IRS Employer Identification No.)

460 Plainfield Avenue, Edison, New Jersey 08818
(Address of Principal Executive Offices, including Zip Code)

Registrant's telephone number, including area code: 732-985-7100

N.A.
(Former Name or Former Address, if Changed Since Last Report)

Item 2. Acquisition or Disposition of Assets

           On May 15, 2003 Pharmaceutical Formulations, Inc. completed its acquisition of the stock of Konsyl Pharmaceuticals, Inc. of Fort Worth, Texas for approximately $8.9 million, subject to possible future purchase price adjustments. The principal used in determining the amount of the consideration was value of the net assets acquired plus $4.4 million. The seller of the stock was Frank X. Buhler.

          The transaction was financed by a combination of asset-based and term loan financing aggregating from PFI’s existing lender, The CIT Group/Credit Finance, Inc. totaling $3,700,000, as well as $2,222,006 advanced by ICC Industries Inc., the holder of approximately 74.5 million shares (approximately 87%) of the common stock of PFI (of which $595,000 is intended to be refinanced through equipment financing), and a five year note to the former stockholder of Konsyl for $2.5 million. In addition, as part of the purchase price, PFI issued warrants to the nominees of the former stockholder of Konsyl equal to a total of 1.2 million shares of common stock of PFI at an exercise price of $.204 per share (of which 500,000 were issued to ANDA Investments Ltd., 500,000 were issued to Peter Blum and 200,000 were issued to Norman C. Dodson. The warrants are exercisable until April 15, 2010.

          Konsyl is a manufacturer and distributor of powdered, dietary natural fiber supplements, which has been in business over 35 years. The products are manufactured at their plant in Easton, Maryland and are sold, both domestically and internationally, to pharmaceutical wholesalers, drugstore chains, mass merchandisers, grocery store chains, and grocery distributors. Products are sold under both the “Konsyl®” brand name and various private labels. The “Konsyl®” brand product line and private label products are generally merchandised in pharmacy sections with other bulk forming laxatives. Konsyl also manufactures a gastrointestinal diagnostic product, “Sitzmarks”, that is sold to hospitals, colon and rectal surgeons, and radiologists. For the year ended December 31, 2002, Konsyl’s unaudited net sales were $11.2 million and unaudited net income was $945,000.

          The facilities, equipment and other physical property of Konsyl which were acquired are used for the manufacture, marketing and distribution of powdered dietary natural supplements; the Company plans to continue to use these assets for the same purpose.

          PFI, Konsyl and Mr. Buhler entered into a stock purchase agreement and a consultancy agreement. PFI agreed to exercise its best efforts to cause Mr. Buhler to be elected to the Board of Directors of PFI. PFI’s Board of Directors will recommend his election at the next annual meeting of the stockholders of PFI. Konsyl also entered into a lease with ANDA Investments Ltd., a company owned by Mr. Buhler, regarding real property in Talbot County, Maryland.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

           a.      Financial Statements of Business Acquired

                   It is currently impractical to provide the required financial information; such information will be filed by amendment on or prior to 60 days from the date that this report must be filed.

           b.      Pro Forma Financial Information

                   It is currently impractical to provide any required pro forma financial information; such information will be filed by amendment on or prior to 60 days from the date that this report must be filed.

           c.      Exhibits

                  1.    Stock Purchase Agreement between Pharmaceutical Formulations, Inc., Konsyl Pharmaceuticals, Inc. and Frank X. Buhler, dated as of April 15, 2003

                   2.    Lease between ANDA Investments Ltd and Konsyl Pharmaceuticals, Inc. regarding real property in Talbot County, Maryland dated May 15, 2003

                   3.    Form of Warrant Certificate issued by Pharmaceutical Formulations, Inc. to ANDA Investments, Ltd., Peter Blum and Norman C. Dodson for the right to purchase an aggregate of 1,200,000 shares of common stock of PFI (subject to adjustment) at any time between April 15, 2003 and April 15, 2010 at a price of $0.204 per share (subject to adjustment)

                   4.    Consultancy Agreement between Pharmaceutical Formulations, Inc, Konsyl Pharmaceuticals, Inc. and Frank X. Buhler, dated as of April 15, 2003

                   5.    Promissory note for $2,500,000 issued by Pharmaceutical Formulations, Inc,. to Frank X. Buhler, dated as of April 15, 2003

                   6.    First Amended and Restated Financing Agreement between The CIT Group/Business Credit, Inc. successor by merger to The CIT Group/Credit Finance, Inc. and assignee of Fidelcor Business Credit Corporation (as Lender) and Pharmaceutical Formulations, Inc. (successor by merger to Private Formulations, Inc. f/k/a PharmaControl Corp.) and Konsyl Pharmaceuticals, Inc., jointly and severally (collectively as Borrower) dated as of May 15, 2003

                   7.    Press release issued May 15, 2003

Item 9. Regulation FD Disclosure

          On May 15, 2003 PFI issued a press release announcing the acquisition of Konsyl and that it had reached agreement with The CIT Group/Business Credit, Inc. to extend its existing revolving credit facilities to December 31, 2006 and the credit line with CIT was increased from $15 million to $20 million, including a term loan of $2 million to be repaid over forty months with interest at prime plus 0.75%.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHARMACEUTICAL FORMULATIONS, INC. By: /s/ Walter Kreil by Name: Walter Kreil Title: Vice President and Chief Financial Officer

Dated: May 30, 2003

EXHIBIT INDEX

           1. Stock Purchase Agreement between Pharmaceutical Formulations, Inc,., Konsyl Pharmaceuticals, Inc. and Frank X. Buhler, dated as of April 15, 2003

           2. Lease between ANDA Investments Ltd and Konsyl Pharmaceuticals, Inc. regarding real property in Talbot County, Maryland dated May 15, 2003

           3. Form of Warrant Certificate issued by Pharmaceutical Formulations, Inc. to ANDA Investments, Ltd., Peter Blum and Norman C. Dodson for the right to purchase an aggregate of 1,200,000 shares of common stock of PFI (subject to adjustment) at any time between April 15, 2003 and April 15, 2010 at a price of $0.204 per share (subject to adjustment)

           4. Consultancy Agreement between Pharmaceutical Formulations, Inc, Konsyl Pharmaceuticals, Inc. and Frank X. Buhler, dated as of April 15, 2003

           5. Promissory note for $2,500,000 issued by Pharmaceutical Formulations, Inc,. to Frank X. Buhler, dated as of April 15, 2003

           6. First Amended and Restated Financing Agreement between The CIT Group/Business Credit, Inc. successor by merger to The CIT Group/Credit Finance, Inc. and assignee of Fidelcor Business Credit Corporation (as Lender) and Pharmaceutical Formulations, Inc. (successor by merger to Private Formulations, Inc. f/k/a PharmaControl Corp.) and Konsyl Pharmaceuticals, Inc., jointly and severally (collectively as Borrower) dated as of May 15, 2003

           7. Press release issued May 15, 2003